Exhibit 99.1

PRESS RELEASE - FINAL

Zoom Technologies Reports Record Fourth Quarter 2010 Revenue and Net Income

Fourth Quarter 2010 Highlights:

  Revenue increased 67% over same quarter last year to $86.6 million
  Net income grew 169% over same quarter last year to $5.1 million

Full Year 2010 Highlights:

  Revenue increased 34% over last year to $252.6 million
  Net income grew 105% over last year to $12.8 million
  Electronic Manufacturing Service (EMS) volume reached 9.7 million units, compared to 8.5 million in 2009
  Sold 708,000 proprietary Leimone brand phones, compared to 100,000 in 2009

First Quarter 2011 Guidance:

  Revenue of $53.0 million, compared to $50.9 million for 1Q 2010
  Net income of $1.98 million, compared to $1.9 million for 1Q 2010
  Leimone brand phone sales of 158,000 units totaling $11.5 million

Full Year 2011 Guidance:

  Revenue of $320 and $340 million, up 27%-35% from 2010
  Net income of $16 million to $17 million, up 25%-33% from 2010
  EMS volume growth to 13 million units
  Leimone brand phone sales of 1.4 million units

Beijing, China, March 29, 2011- Zoom Technologies, Inc. (NASDAQ: ZOOM) a leading China-based manufacturer of mobile phones and other mobile electronic products, today reported financial results for the fourth quarter and full year ended December 31, 2010.

Mr. Lei Gu, Chairman and Chief Executive Officer of Zoom Technologies, commented, "We are once again extremely excited to report another record quarter of tremendous sequential and year-over-year revenue growth as well as dramatic full-year revenue growth. Our record fourth quarter results reflect both the overall robust mobile phone market in China as well as Zoom's successful execution of its strategic plan to position itself as a major player in this growth market. China's mobile phone user penetration rate continues to grow and we expect further expansion from the present 64% rate at the end of 2010. Our guidance for 2011 reinforces the confidence we feel in both the Chinese mobile market and Zoom's ability to leverage our superior engineering team and extensive supply chain network."

For the fourth quarter of 2010, Zoom generated net revenue of $86.6 million, up 67% over $51.8 million for the fourth quarter 2009; and up 20% sequentially from $72.2 million in the third quarter of 2010.

For the full year of 2010, Zoom reported revenue of $252.6 million, up 34% over $189.1 million for the full year 2009. The year over year revenue growth was primarily due to an increase in orders by our EMS customers and a tremendous increase in the sales of our Leimone brand phones.

Mr. Gu continued, "We believe that the migration to nation-wide 3G usage in China is inevitable. Consumers continue to demand more video data, mobile web access and always connected applications and we will continue to focus our design and engineering efforts to provide the best mobile handsets on the market."

For the fourth quarter of 2010, Zoom reported net income of $5.1 million, up 169% over $1.9 million for the fourth quarter 2009; and up 34% sequentially from $3.8 million in the third quarter of 2010. The increase was mainly due to large EMS orders and increased sales of our Leimone brand phones which carry a higher profit margin. Net income for the full year ended December 31, 2010 was $12.8 million compared to net income of $6.2 million for the full year 2009.

Gross profit for the fourth quarter of 2010 was $12.5 million, up 380% from $2.6 million in the fourth quarter of 2009; up 91% sequentially from $6.5 million in the third quarter of 2010. Gross profit for the year 2010 was $27.7 million, up 143% from $11.4 million for 2009. Gross margin was 11% for 2010 up from 6% for 2009. Net margin was higher at 5% in 2010 as compared to 3% in 2009. The increase in gross margins reflects our strategy to win large orders in the competitive Chinese mobile manufacturing market, while our effective managerial control ensured profitability.

Mr. Gu continued, "We are proud of the growth we have achieved in 2010 and excited about taking advantage of the foreseeable growth in China's mobile market and significantly increasing manufacturing capabilities going forward. In 2011, we expect to continue to fuel the rapidly expanding China mobile market by introducing 25 new models, including five 3G models, of our Leimone brand proprietary mobile phones. In addition, we continue to increase our manufacturing capacity and produce mobile products for top tier Chinese mobile phone companies."

Looking ahead, Mr. Gu remarked, "For the first quarter ending March 31, 2011, we expect net revenue to be approximately $53.0 million and net income to be approximately $1.98 million. For the full year 2011, we maintain our previous guidance and expect net revenue to be between $320 and $340 million, and 2011 net income to be between$16 million to $17 million."

Conference Call Details

Zoom will review the fourth quarter and full year 2010 results and discuss management's expectations for 2011 today, Tuesday, March 29, 2011 at 4:30 p.m. EDT (1:30 p.m. PDT). The dial-in numbers are +1-877- 407-0789 for US domestic callers and +1-201-689-8562 for international callers. A telephonic replay of the call will be available through April 12, 2011. The replay dial-in numbers are +1-877-870-5176 for US domestic callers and +1-858-384- 5517 for international callers. The conference ID number to access the replay is 369731.

About Zoom Technologies, Inc.

Zoom Technologies is a holding company with subsidiaries that engage in the manufacturing, research and development, and sale of electronic and telecommunication products for 3rd generation mobile phones, wireless communication circuitry, and related software products. Zoom Technologies' subsidiary, Jiangsu Leimone, owns a majority stake of TCB Digital, which offers highly customized and high quality Electronic Manufacturing Service (EMS) for Original Equipment Manufacturer (OEM) customers and also designs and manufactures its own brand of mobile phones under the Leimone brand. For information please visit us at www.zoom.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward looking statements" that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events in which the outcome cannot be assured. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Investor Contact: Joseph Villalta The Ruth Group +1 646-536-7003 jvillalta@theruthgroup.com	Media Contact: Jason Rando The Ruth Group +1 646-536-7025 jrando@theruthgroup.com

-Financial Tables Attached-

ZOOM TECHNOLOGIES, INC., AFFILIATES & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Years Ended December 31
	2010	2009

Net revenues	$ 252,589,072	$ 189,055,742
Cost of goods sold	(224,884,782)	(177,653,678)

Gross profit	27,704,290	11,402,064
	11%	6%
Operating expenses:
Sales and marketing	(466,493)	(1,338,999)
General and administrative	(4,450,741)	(1,722,194)
Research and development expenses	(3,251,209)	-
Non-cash equity-based compensation	(1,688,372)	(44,480)
Total operating expenses	(9,856,815)	(3,105,673)

Income from operations	17,847,475	8,296,391

Other income (expenses)
Interest income	256,612	287,206
Government grant income	122,675	-
Other income	286,661	579,658
Interest expense	(1,391,510)	(1,327,744)
Exchange loss	(34,411)	(30,536)
Other expenses	(245,873)	(150,265)
Total other income (expenses)	(1,005,846)	(641,681)
Income before income taxes and
noncontrolling interest	16,841,629	7,654,710

Income tax expense	(3,832,772)	(1,231,180)

Income before noncontrolling interest	13,008,857	6,423,530
Less: Income attributable to
noncontrolling interest	(183,253)	(180,383)

Net income attributable to Zoom Technologies Inc	12,825,604	6,243,147

Other comprehensive income Zoom Technologies, Inc.	650,230	(32,852)
Other comprehensive income noncontrolling interest	103,203	-

Comprehensive income Zoom Technologies, Inc.	$ 13,475,834	$ 6,210,295
Comprehensive income noncontrolling interest	$ 286,456	$ 180,383

Basic and diluted income per common share:
Basic	$ 1.07	$ 1.22
Diluted	$ 0.97	$ 1.22

Weighted average common shares outstanding:
Basic	12,035,589	5,110,340
Diluted	13,210,181	5,131,563

ZOOM TECHNOLOGIES, INC., AFFILIATES & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$ 6,374,103	$ 1,472,300
Restricted cash	13,503,122	11,993,214
Accounts receivable, net	21,740,642	16,835,074.00
Inventories, net	1,955,458	1,534,989
Other receivables and prepaid expenses	432,205	311,808
Advance to suppliers	32,776,983	27,471,601
Notes receivable	746,922	-
Due from related parties	19,056,574	12,221,778
Deferred tax assets, net	103,419	504,222
Total current assets	96,689,428	72,344,986

Property, plant and equipment, net	4,949,920	5,673,923
Research and development contracts in progress	531,617	-
Construction in progress	-	32,849
Construction in progress deposit - related parties	9,790,700	-
Intangible assets	525,458	-
Goodwill	8,498,897	103,057

TOTAL ASSETS	$ 120,986,020	$ 78,154,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term loans	$ 21,945,664	$ 16,000,702
Notes payable	25,318,370	23,986,427
Accounts payable	1,488,548	2,439,925
Accrued expenses and other payables	1,170,952	127,484
Advance from customers	301,014	51,243
Taxes payable	4,711,893	1,603,557
Interest payable	25,027	-
Dividends payable	599,338	579,579
Due to related parties	2,884,340	5,245,415

Total current liabilities	58,445,146	50,034,332

Long-term payables	580,000	-

TOTAL LIABILITIES	59,025,146	50,034,332

Commitments

STOCKHOLDERS' EQUITY
Common stock: authorized 25,000,000 shares, par value $0.01
Issued 15,329,557 shares and outstanding 15,273,892 shares;
and Issued 8,780,988 shares and outstanding 8,779,308 shares
at December 31, 2010 and 2009, respectively	152,739	87,793
Shares to be issued	557	592
Subscription receivable	(61,200)	(378)
Deferred expenses	(227,226)	-
Additional paid-in capital	38,204,403	14,309,538
Treasury shares: 1,680 shares at cost	(7,322)	(7,322)
Statutory surplus reserve	682,528	633,378
Accumulated other comprehensive income	964,206	210,773
Retained earnings	19,030,933	6,254,479

TOTAL STOCKHOLDERS' EQUITY	58,739,618	21,488,853
Noncontrolling interest	3,221,256	6,631,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 120,986,020	$ 78,154,815

ZOOM TECHNOLOGIES, INC., AFFILIATES & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	Years Ended December 31
	2010	2009
Cash flows from operating activities:
Income including noncontrolling interest	$13,008,857	$6,423,530
Adjustments to reconcile income to cash including non-controlling interest provided by (used in) operating activities:
Depreciation and amortization	1,626,501	1,569,686
Non-cash equity-based compensation	1,688,372	44,480
Provision for inventory obsolescence	-	(235,771)
Provision for doubtful receivables	-	1,955
Loss on disposal of fixed assets	60,573	485.00
Provision for long-term investment	-	65,781
Deferred tax assets	350,429	98,175
Changes in operating assets and liabilities:
Accounts receivable	(3,111,813)	(4,442,927)
Inventories	(359,066)	2,422,307
Advances to suppliers	8,700,946	(3,191,156)
Prepaid expenses and other assets	(187,436)	906,196
Accounts payable	(1,019,655)	(1,152,195)
Advance from customers	60,457	(3,741,596)
Related parties-net	(12,309,184)	(8,126,760)
Accrued expenses and other current liabilities	2,546,076	(1,883,221)
Net cash provided by (used in) operating activities	11,055,057	(11,241,031)

Cash flows from investing activities:
Restricted cash	(1,073,912)	(3,215,942)
Cash paid for long- term investments	(500,000)	-
Purchase of property and equipment and other long-term assets	(9,614,315)	(244,426)
Proceeds from notes receivable	(18,257)	-
Cash increase due to acquisition of subsidiaries	1,491,630	-
Net cash used in investing activities	(9,714,854)	(3,460,368)

Cash flows from financing activities:
Issuance of shares for cash	8,194,413	9,532,364
Proceeds from short-term loans	36,034,236	21,254,451
Advance to related parties	(12,154,025)	(10,580,810)
Repayment on borrowing from related parties	(23,643,764)	(13,977,180)
Proceeds from notes payable	501,556	6,431,883
Collection on advance to related parties	4,709,255	12,780,855
Receipt from related parties	21,353,981	15,361,000
Repayments on short-term loans	(31,465,282)	(24,192,652)
Repayments on long-term loan	-	(1,169,433)
Net cash provided by financing activities	3,530,370	15,440,478

Effect of exchange rate changes on cash & cash equivalents	31,230	(79,548)

Net increase in cash and cash equivalents	4,901,803	659,531

Cash and cash equivalents, beginning balance	1,472,300	812,769

Cash and cash equivalents, ending balance	$6,374,103	$1,472,300

Non-cash investing and financing activities
Acquisition of 28.97% of TCB by issuing 2,462,576 shares	4,348,247	-
Acquisition of 100% of Silver Tech by issuing 1,342,599 shares	9,590,000	-
Acquisition of zoom.com domain name by issuing 80,000 shares	349,600	-

SUPPLEMENTARY DISCLOSURES:

Interest paid	$1,427,540	$1,221,979

Income tax paid	$92,255	$68,324